August 19, 2003

InterContinental Hotels Group PLC,

20 North Audley Street,

London W1K 6WN,

England.

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to $750,000,000 aggregate offering price of debt securities (the “Debt Securities”) of InterContinental Hotels Group PLC, a public limited company organized under the laws of England and Wales, which may, at the time of issuance, be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Six Continents PLC, a public limited company organized under the laws of England and Wales, pursuant to one or more guarantees. We hereby confirm to you that our opinion is as set forth under the heading ”Certain Tax Considerations — United Sates Taxation of Debt Securities” in the prospectus (the “Prospectus”) included in the registration statement on Form F-3 relating to the Debt Securities and filed on or about the date hereof with the Securities and Exchange Commission (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain Tax Considerations — United States Taxation of Debt Securities” in the Prospectus. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP